Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: April 7, 2015, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
Lorie Tekorius
503-684-7000

Greenbrier Reports Record Second Quarter Results with Continued Margin Expansion

~ Posts EPS of $1.57 ~

~ Record backlog of 46,000 units marks sixth consecutive quarter of growth ~

~ Updates FY 2015 EPS guidance to $5.65 to $5.95 from $5.20 to $5.50 ~

Lake Oswego, Oregon, April 7, 2015 – The Greenbrier Companies, Inc. (NYSE: GBX) today reported financial results for its second fiscal quarter ended February 28, 2015.

Second Quarter Highlights

•	Net earnings attributable to Greenbrier for the quarter were $50.4 million, or $1.57 per diluted share, on revenue of $630 million.

•	Adjusted EBITDA for the quarter was $102.7 million, or 16.3% of revenue.

•	New railcar backlog as of February 28, 2015 was 46,000 units with an estimated value of $4.78 billion (average unit sale price of $104,000), compared to 41,200 units with an estimated value of $4.20 billion (average unit sale price of $102,000) as of November 30, 2014.

•	Diversified orders for 10,100 new railcars valued at $1.09 billion were received during the quarter.

•	New railcar deliveries totaled 5,200 units for the quarter, compared to 4,000 units for the quarter ended November 30, 2014.

•	Marine backlog as of February 28, 2015 was approximately $80 million.

•	Board declares a quarterly dividend of $0.15 per share payable on May 6, 2015 to shareholders of record as of April 15, 2015.

•	Repurchased 483,983 shares of common stock at a cost of $23.8 million during the quarter. Cumulative repurchases from October 31, 2013 through February 28, 2015 aggregate 1,627,224 shares at a cost of $81.4 million, or an average price of $49.99 per share. We have $43.6 million available under our share repurchase program.

Progress on Longer Term Financial Goals

•	Aggregate gross margin expanded to 19.9%, compared to 17.8% in the prior quarter, nearly reaching the goal of at least 20% gross margin by the second half of fiscal 2016. As a reminder, while gross margins continued to increase, management does not expect this track to be linear.

•	We remain on track to reach the goal of at least 25% ROIC by the second half of fiscal 2016. Annualized ROIC of 19.6% reflects record operating results tempered by working capital needs associated with higher production and syndication volumes, and planned capital expenditure programs.

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 2

William A. Furman, Chairman and CEO, said, “Our record results this quarter, including margin expansion and earnings growth, reflect the soundness of our diversified and integrated business model, improved business execution and greater scale. Our aggregate gross margin in the second quarter grew to 19.9%, nearly twice last year’s level; at the same time we continue to execute on ramping up production on new manufacturing lines.”

“Our diverse new railcar backlog of 46,000 units represents the sixth consecutive quarter where the quantity and value of our backlog has increased. It is now more than triple the size of just one year ago, with production on certain production lines stretching into 2019. Nearly 80% of our year-to-date orders for 24,200 railcars are non-energy related, including orders for double stack intermodal cars, grain hopper cars, automotive carrying cars, non-energy related tank cars, boxcars, and mill gondola cars for scrap steel. These orders, along with others in our backlog, include multi-year orders for various car types, a positive indication that our customers believe, as do we, that end-user demand for new railcars will remain solid for the foreseeable future. The regulatory picture for tank cars transporting hazardous materials should be clarified no later than May. We expect Greenbrier’s Tank Car of the Future will be the new standard, and that additional new car and retrofit orders will occur regardless of oil prices,” Furman continued.

Furman concluded, “Our strong order book, which includes several core leasing company partners, provides us good visibility through fiscal 2016 and beyond. If the strong new railcar cycle continues to play out over the next 3-4 years, as many forecast it will, then Greenbrier should be well positioned to generate significant free cash flow. We will continue to take a balanced approach to reinvesting in high rate of return projects in our core business, seeking acquisitions in our core competencies, and returning capital to shareholders.”

Transaction Update

We anticipate our 20% equity investment in Brazil’s Amsted-Maxion Hortolândia, the leading railcar manufacturer in South America, will close during the third quarter.

Business Outlook

Based on current business trends and industry forecasts, Greenbrier has raised its guidance to:

•	Deliveries in FY15 of about 21,500 units

•	Revenue of approximately $2.6 to $2.7 billion, which excludes revenue from GBW as it is accounted for under the equity method of accounting

•	Diluted EPS in the range of $5.65 to $5.95

•	Adjusted EBITDA in the range of $420 to $435 million

Similar to previous years, financial results in the second half of the year are expected to be stronger than the first half. Also, while gross margins continue to increase overall, management does not believe this track will be linear.

As noted in the “Safe Harbor” statement, there are risks to achieving this guidance. Certain orders and backlog in this release are subject to customary documentation and completion of terms.

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 3

Financial Summary

	Q2 FY15	Q1 FY15	Sequential Comparison – Main Drivers
Revenue	$630.1M	$495.1M	Up 27.3% primarily due to increased deliveries
Gross margin	19.9%	17.8%	Up 210 bps due to higher deliveries, favorable product mix and pricing, and improved production efficiencies
Selling and administrative expense	$32.9M	$33.7M	Down 2.4% primarily due to higher professional fees in Q1
Gain on disposition of equipment	$0.1M	$0.1M	Timing of sales fluctuates and is opportunistic, typically may range from $1.0M to $3.0M per quarter
Adjusted EBITDA	$102.7M	$67.2M	Up 52.8% driven by higher deliveries and margins
Effective tax rate	32.4%	31.3%	Reflects geographic mix of earnings
Net earnings	$50.4M	$32.8M
Diluted EPS	$1.57	$1.01

Segment Summary

	Q2 FY15	Q1 FY15	Sequential Comparison – Main Drivers
Manufacturing
Revenue	$505.2M	$379.9M	Up 33.0% primarily due to higher deliveries
Gross margin	20.2%	16.8%	Up 340 bps due to favorable product mix and pricing, improved efficiencies and weakening Peso
Operating margin (1)	18.0%	13.7%
Deliveries	5,200	4,000
Wheels & Parts
Revenue	$102.6M	$86.6M	Up 18.5% primarily attributable to higher volume and product mix
Gross margin	9.6%	11.3%	Down 170 bps primarily due to reduced price of scrap steel
Operating margin (1)	7.8%	9.2%
Leasing & Services
Revenue	$22.3M	$28.5M	Q1 includes syndication of third party produced railcars
Gross margin	60.3%	50.6%	Up 970 bps due to lower margin syndication of third party produced railcars in Q1, and higher margin interim rents on leased railcars for syndication in Q2
Operating margin (1) (2)	44.1%	38.8%
Lease fleet utilization	99.5%	98.1%

(1)	See supplemental segment information on page 11 for additional information.
(2)	Includes Net gain on disposition of equipment, which is excluded from gross margin.

Conference Call

Greenbrier will host a teleconference to discuss its second quarter 2015 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	April 7, 2015

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 4
•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 39 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,300 railcars, and performs management services for approximately 241,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 5

whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before Interest and foreign exchange, Income tax expense, Depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, this measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Annualized ROIC is calculated by taking year to date Earnings from operations, less cash paid for income taxes, net, which is then annualized and divided by the average balance of the sum of the Revolving notes, plus Notes payable, plus Total equity, less cash in excess of $40 million. The average is calculated based on the quarterly ending balances.

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 6

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	February 28, 2015	November 30, 2014	August 31, 2014	May 31, 2014	February 28, 2014
Assets
Cash and cash equivalents	$145,512	$118,958	$184,916	$198,492	$143,929
Restricted cash	8,722	9,170	20,140	9,468	8,964
Accounts receivable, net	207,488	191,532	199,679	181,850	148,810
Inventories	418,590	372,039	305,656	337,197	306,394
Leased railcars for syndication	198,010	177,221	125,850	96,332	84,657
Equipment on operating leases, net	261,234	264,615	258,848	274,863	282,328
Property, plant and equipment, net	271,977	258,303	243,698	215,942	204,804
Investment in unconsolidated affiliates	71,225	72,342	69,359	12,129	11,753
Goodwill	43,265	43,265	43,265	57,416	57,416
Intangibles and other assets, net	64,386	61,937	65,757	66,883	65,420

	$1,690,409	$1,569,382	$1,517,168	$1,450,572	$1,314,475

Liabilities and Equity
Revolving notes	$90,563	$46,527	$13,081	$18,082	$26,738
Accounts payable and accrued liabilities	417,844	374,509	383,289	356,541	319,611
Deferred income taxes	77,632	81,808	81,383	79,526	84,848
Deferred revenue	28,287	27,067	20,603	21,153	14,272
Notes payable	441,326	443,303	445,091	447,068	371,427
Total equity - Greenbrier	541,491	519,884	511,390	476,145	456,569
Noncontrolling interest	93,266	76,284	62,331	52,057	41,010

Total equity	634,757	596,168	573,721	528,202	497,579

	$1,690,409	$1,569,382	$1,517,168	$1,450,572	$1,314,475

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 7

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts, unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2015	2014	2015	2014
Revenue
Manufacturing	$505,241	$347,755	$885,190	$707,228
Wheels & Parts	102,640	136,540	189,264	249,941
Leasing & Services	22,268	17,921	50,753	35,402

	630,149	502,216	1,125,207	992,571

Cost of revenue
Manufacturing	403,227	306,572	719,264	618,012
Wheels & Parts	92,768	127,940	169,640	235,915
Leasing & Services	8,844	9,853	22,925	19,234

	504,839	444,365	911,829	873,161

Margin	125,310	57,851	213,378	119,410

Selling and administrative expense	32,899	28,125	66,628	54,234
Net gain on disposition of equipment	(121)	(5,416)	(204)	(9,067)
Restructuring charges	—	540	—	1,419

Earnings from operations	92,532	34,602	146,954	72,824

Other costs
Interest and foreign exchange	1,929	4,099	5,070	8,843

Earnings before income tax and earnings (loss) from unconsolidated affiliates	90,603	30,503	141,884	63,981
Income tax expense	(29,372)	(9,883)	(45,426)	(20,405)

Earnings before earnings (loss) from unconsolidated affiliates	61,231	20,620	96,458	43,576
Earnings (loss) from unconsolidated affiliates	(185)	(67)	570	(26)

Net earnings	61,046	20,553	97,028	43,550
Net earnings attributable to noncontrolling interest	(10,695)	(4,966)	(13,891)	(12,575)

Net earnings attributable to Greenbrier	$50,351	$15,587	$83,137	$30,975

Basic earnings per common share:	$1.86	$0.55	$3.04	$1.09

Diluted earnings per common share:	$1.57	$0.50	$2.57	$0.98

Weighted average common shares:
Basic	27,028	28,300	27,348	28,359
Diluted	33,073	34,345	33,395	34,404

Dividends declared per common share:	$0.15	$—	$0.30	$—

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 8

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended February 28,
	2015	2014
Cash flows from operating activities:
Net earnings	$97,028	$43,550
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	(3,245)	(1,448)
Depreciation and amortization	22,398	20,753
Net gain on disposition of equipment	(204)	(9,067)
Stock based compensation expense	7,193	2,862
Noncontrolling interest adjustments	21,824	2,439
Other	549	329
Decrease (increase) in assets:
Accounts receivable, net	(6,256)	6,900
Inventories	(116,432)	9,147
Leased railcars for syndication	(75,564)	(13,603)
Other	(355)	68
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	37,521	(487)
Deferred revenue	7,750	5,377

Net cash provided by (used in) operating activities	(7,793)	66,820

Cash flows from investing activities:
Proceeds from sales of assets	3,019	28,671
Capital expenditures	(53,856)	(16,529)
Investment in and advances to unconsolidated affiliates	(5,715)	(1,253)
Decrease (increase) in restricted cash	418	(157)
Other	467	—

Net cash provided by (used in) investing activities	(55,667)	10,732

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	53,000	—
Proceeds from revolving notes with maturities longer than 90 days	42,563	31,738
Repayments of revolving notes with maturities longer than 90 days	(18,081)	(53,209)
Repayments of notes payable	(3,740)	(2,462)
Decrease in restricted cash	11,000	—
Repurchase of stock	(46,946)	(8,889)
Dividends	(8,016)	—
Investment by joint venture partner	—	419
Cash distribution to joint venture partner	(4,422)	(1,604)
Excess tax benefit from restricted stock awards	3,858	110

Net cash provided by (used in) financing activities	29,216	(33,897)

Effect of exchange rate changes	(5,160)	2,839
Increase (decrease) in cash and cash equivalents	(39,404)	46,494
Cash and cash equivalents
Beginning of period	184,916	97,435

End of period	$145,512	$143,929

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 9

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2015 are as follows:

	First	Second	Total
Revenue
Manufacturing	$379,949	$505,241	$885,190
Wheels & Parts	86,624	102,640	189,264
Leasing & Services	28,485	22,268	50,753

	495,058	630,149	1,125,207
Cost of revenue
Manufacturing	316,037	403,227	719,264
Wheels & Parts	76,872	92,768	169,640
Leasing & Services	14,081	8,844	22,925

	406,990	504,839	911,829
Margin	88,068	125,310	213,378
Selling and administrative expense	33,729	32,899	66,628
Net gain on disposition of equipment	(83)	(121)	(204)

Earnings from operations	54,422	92,532	146,954
Other costs
Interest and foreign exchange	3,141	1,929	5,070

Earnings before income tax and earnings (loss) from unconsolidated affiliates	51,281	90,603	141,884
Income tax expense	(16,054)	(29,372)	(45,426)

Earnings before earnings (loss) from unconsolidated affiliates	35,227	61,231	96,458
Earnings (loss) from unconsolidated affiliates	755	(185)	570

Net earnings	35,982	61,046	97,028
Net earnings attributable to noncontrolling interest	(3,196)	(10,695)	(13,891)

Net earnings attributable to Greenbrier	$32,786	$50,351	$83,137

Basic earnings per common share (1)	$1.19	$1.86	$3.04
Diluted earnings per common share (1)	$1.01	$1.57	$2.57

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method when dilutive and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 10

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2014 are as follows:

	First	Second	Third	Fourth	Total
Revenue
Manufacturing	$359,473	$347,755	$425,583	$492,105	$1,624,916
Wheels & Parts (1)	113,401	136,540	140,663	105,023	495,627
Leasing & Services	17,481	17,921	27,039	20,978	83,419

	490,355	502,216	593,285	618,106	2,203,962
Cost of revenue
Manufacturing	311,440	306,572	351,829	404,167	1,374,008
Wheels & Parts (1)	107,975	127,940	129,825	98,198	463,938
Leasing & Services	9,381	9,853	14,856	9,706	43,796

	428,796	444,365	496,510	512,071	1,881,742
Margin	61,559	57,851	96,775	106,035	322,220

Selling and administrative expense	26,109	28,125	34,800	36,236	125,270
Net gain on disposition of equipment	(3,651)	(5,416)	(5,619)	(353)	(15,039)
Restructuring charges	879	540	56	—	1,475
Gain on contribution to joint venture	—	—	—	(29,006)	(29,006)

Earnings from operations	38,222	34,602	67,538	99,158	239,520
Other costs
Interest and foreign exchange	4,744	4,099	5,437	4,415	18,695

Earnings before income tax and earnings (loss) from unconsolidated affiliates	33,478	30,503	62,101	94,743	220,825
Income tax expense	(10,522)	(9,883)	(16,303)	(35,693)	(72,401)

Earnings before earnings (loss) from unconsolidated affiliates	22,956	20,620	45,798	59,050	148,424
Earnings (loss) from unconsolidated affiliates	41	(67)	298	1,083	1,355

Net earnings	22,997	20,553	46,096	60,133	149,779
Net earnings attributable to noncontrolling interest	(7,609)	(4,966)	(12,508)	(12,777)	(37,860)

Net earnings attributable to Greenbrier	$15,388	$15,587	$33,588	$47,356	$111,919

Basic earnings per common share (2)	$0.54	$0.55	$1.20	$1.69	$3.97
Diluted earnings per common share (2)	$0.49	$0.50	$1.03	$1.43	$3.44

(1)	Wheels & Parts (previously known as Wheels, Repair & Parts) included our repair operations through July 18, 2014, at which time we and Watco, our joint venture partner, contributed our respective repair operations to GBW, an unconsolidated 50/50 joint venture. After July 18, 2014, the results of GBW are included in Earnings (loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method when dilutive and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 11

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended February 28, 2015:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$505,241	$81	$505,322	$90,876	$9	$90,885
Wheels & Parts	102,640	5,934	108,574	7,976	653	8,629
Leasing & Services	22,268	18,627	40,895	9,811	18,627	28,438
Eliminations	—	(24,642)	(24,642)	—	(19,289)	(19,289)
Corporate	—	—	—	(16,131)	—	(16,131)

	$630,149	$—	$630,149	$92,532	$—	$92,532

Three months ended November 30, 2014:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$379,949	$7,420	$387,369	$52,051	$786	$52,837
Wheels & Parts	86,624	6,911	93,535	7,932	784	8,716
Leasing & Services	28,485	13,184	41,669	11,042	13,184	24,226
Eliminations	—	(27,515)	(27,515)	—	(14,754)	(14,754)
Corporate	—	—	—	(16,603)	—	(16,603)

	$495,058	$—	$495,058	$54,422	$—	$54,422

	Total assets
	February 28, 2015	November 30 2014
Manufacturing	$663,567	$585,240
Wheels & Parts	291,358	301,300
Leasing & Services	516,835	493,048
Unallocated	218,649	189,794

	$1,690,409	$1,569,382

The results of operations for GBW, which are shown below, are not reflected in the above tables as the investment is accounted for under the equity method of accounting.

	As of and for the Three Months Ended
	February 28, 2015	November 30, 2014
Revenue	$83,300	$82,500
Earnings (loss) from operations	$(2,000)	$300
Total assets	$217,400	$231,300

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Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 12

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings to Adjusted EBITDA

	Three Months Ended
	February 28, 2015	November 30, 2014
Net earnings	$61,046	$35,982
Interest and foreign exchange	1,929	3,141
Income tax expense	29,372	16,054
Depreciation and amortization	10,348	12,050

Adjusted EBITDA	$102,695	$67,227

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before interest and foreign exchange, income tax expense, depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Three Months Ended February 28, 2015
Backlog Activity (units)
Beginning backlog	41,200
Orders received	10,100
Production held as Leased railcars for syndication	(1,800)
Production sold directly to third parties	(3,500)

Ending backlog	46,000

Delivery Information (units)
Production sold directly to third parties	3,500
Sales of Leased railcars for syndication	1,700

Total deliveries	5,200

-More-

Greenbrier Reports Record Second Quarter. . . (Cont.)	Page 13

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Reconciliation of common shares outstanding and diluted earnings per share

The shares used in the computation of the Company’s basic and diluted earnings per common share are reconciled as follows:

	Three Months Ended
	February 28, 2015	November 30, 2014
Weighted average basic common shares outstanding (1)	27,028	27,665
Dilutive effect of convertible notes (2)	6,045	6,048

Weighted average diluted common shares outstanding	33,073	33,713

(1)	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of the 2018 Convertible notes are included in the Weighted average diluted common shares outstanding as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes are included in the Weighted average diluted common shares outstanding as the average stock price during the period exceeded the conversion price of $48.05.

Diluted earnings per share was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes.

	Three Months Ended
	February 28, 2015	November 30, 2014
Net earnings attributable to Greenbrier	$50,351	$32,786
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,416	1,416

Earnings before interest and debt issuance costs on convertible notes	$51,767	$34,202

Weighted average diluted common shares outstanding	33,073	33,713
Diluted earnings per share	$1.57	$1.01

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